Exhibit 99.1

Explanation of Amendment

Heska Corporation is filing this Amendment to our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2009 in order to eliminate on page -i- a reference to a third party trademark that was not otherwise used in the report, to correct a typographical error on page 5 under the caption Marketing, Sales and Customer Support, to correct on page 52 the date included under the caption “Subsequent Events”, and to include in the exhibit list and index a cross reference to the filing in which one of our exhibits was previously filed with the SEC. No other changes have been made to the original Form 10-K. This Amendment No. 1 speaks as of the original filing date and has not been updated to reflect events occurring after the original filing date.